Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Waddell & Reed Financial, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 333-47567 and No. 333-69897) of Waddell & Reed Financial, Inc. of our audit report, dated June 25, 2008, relating to the statements of net assets available for benefits of Waddell & Reed Financial, Inc. 401(k) & Thrift Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule, which report is included herein.

/s/ KPMG, LLP

Kansas City, Missouri
June 25, 2008